UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2004

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

April 19, 2004

To our Stockholders:

On behalf of our Board of Directors I am pleased to invite you to attend the Annual Meeting of Stockholders of Universal Access Global Holdings Inc. to be held on Thursday, May 27, 2004, at 10:00 a.m. Central Time, at the Sears Tower, 233 South Wacker Drive, 33rd Floor, Chicago, Illinois 60606.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our Annual Report is also enclosed with these materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of your voting options. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

If you have any questions concerning the meeting, please contact Universal Access’ Investor Relations Department at (312) 660-5000. For questions regarding your stock ownership, you may contact our transfer agent, Wells Fargo, at (800) 468-9716 or http://www.wellsfargo.com/com/shareowner_services. Thank you for your ongoing support and continued interest in Universal Access Global Holdings Inc.

Very truly yours,

Randall R. Lay
President and Chief Executive Officer

TABLE OF CONTENTS

Page
SUMMARY OF PROPOSALS	1
PROPOSAL 1—ELECTION OF DIRECTORS	1
EXECUTIVE COMPENSATION	10
PROPOSAL 2—RATIFICATION OF OUR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2004	21
PROPOSAL 3—APPROVAL OF AN AMENDMENT TO OUR 1999 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN IN 2004 FROM 500,000 TO 1,250,000 SHARES	21
OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION	23
ADDITIONAL INFORMATION	26
APPENDIX A: CHARTER OF THE AUDIT COMMITTEE	A-1
APPENDIX B: CHARTER OF THE COMPENSATION COMMITTEE	B-1
APPENDIX C: CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	C-1

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
233 South Wacker Drive, Suite 600
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Thursday, May 27, 2004
Time	10:00 a.m., Central Time
Place	Sears Tower 233 South Wacker Drive 33rd Floor Chicago, Illinois 60606
Proposals	Election of our Class II directors;
Ratification of our appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2004;
Approval of an amendment to our 1999 Stock Plan to increase the number of shares of common stock reserved for issuance under the Plan in 2004 from 500,000 to 1,250,000 shares.
Record Date	Monday, April 12, 2004
Voting Methods

Internet—Use the website shown on the proxy card
Telephone—Use the toll-free number shown on the proxy card
Written ballot—Complete and return a proxy card
In person—Attend and vote at the meeting (you will need to bring a photo ID to gain admission)

Stockholders will also transact any other business properly brought before the meeting. At this time, our Board of Directors knows of no other proposals or matters to be presented.

This proxy statement is accompanied by a copy of our annual report to stockholders.

On behalf of the Board of Directors:

Richard L. Monto, Chief Legal Officer and Secretary
April, 19, 2004

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote online at http://www.eproxy.com/uaxs, vote by telephone by calling 1-800-560-1965 or complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Voting by one of these methods will ensure that your vote is counted if you later decide not to attend the meeting.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Universal Access Global Holdings Inc., on behalf of our Board of Directors, for the 2004 Annual Meeting of Stockholders. This proxy statement and the related proxy form are first being mailed to stockholders on or about April 19, 2004.

You can vote your shares using one of the following methods:

•       Vote through the Internet at the website shown on the proxy card;

•       Vote by telephone using the toll-free number shown on the proxy card; or

•       Complete and return a written proxy card.

Votes submitted through the Internet must be received by 12:00 Noon Central Time, on May 26, 2004 and votes submitted by telephone must be received by 12:00 Noon Central Time on May 26, 2004. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. You also can vote in person at the meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the meeting and vote.

SUMMARY OF PROPOSALS

Proposal		Board Recommendation
1.	Election of Directors	FOR
2.	Ratification of our appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2004	FOR
3.	Approval of an amendment to our 1999 Stock Plan to increase the number of shares of common stock reserved for issuance under the Plan in 2004 from 500,000 to 1,250,000 shares	FOR

The details of each proposal are set forth below.

PROPOSAL 1—ELECTION OF DIRECTORS

The first proposal to be voted on at the meeting is the election of three Class II directors. Our Board of Directors has nominated Anthony L. Coelho, William J. Elsner and Randall R. Lay, each of whom is currently serving as a member of our Board of Directors, to be our Class II directors. Each of these nominees will serve a three-year term. Biographical information about each of these nominees is included in “Director Information” below.

Our Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, our Board of Directors either will select a substitute nominee or will reduce the size of the Board of Directors. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

In accordance with the bylaws, directors are elected by a plurality of the votes of shares represented and entitled to be voted at the meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee.

Our Board of Directors recommends a vote “FOR” all Class II director nominees.

Director Information

Our Board of Directors currently consists of eight authorized members. The Board of Directors is divided into three classes, each with a three-year term: Class I, whose term will expire at the annual meeting of stockholders to be held in 2006; Class II, whose term will expire at the annual meeting of stockholders to be held in 2004; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2005.

Set forth below is biographical and other information about the persons who currently make up our Board of Directors.

Anthony P. Dolanski Class I Age: 58 Director since July 2002 Board Committees: Audit

Mr. Dolanski has served as one of our directors since July 2002. Since April 2002, Mr. Dolanski has served as Chief Financial Officer of Internet Capital Group, Inc., an internet holding company. From March 2000 to June 2001, Mr. Dolanski was employed by Brience, Inc. where he co-founded the company and served as its Chief Financial Officer. From January 1998 to February 2000, Mr. Dolanski served as Executive Vice President, Finance and Systems at Sallie Mae. From June 1968 to June 1998 Mr. Dolanski was employed by KPMG Peat Marwick, where he was a senior partner and a member of the firm’s board of directors.

Ronald C. Kaufman Class I Age: 59 Director since August 2003 Board Committees: Litigation, Nominating and Corporate Governance

Mr. Kaufman has served as one of our directors since August 2003. Since January 1994, Mr. Kaufman has worked for The Dutko Group, Inc., a lobbying firm, and has served as its Senior Managing Partner since January 1995. Mr. Kaufman served as the White House Political Director and Director of Presidential Personnel under President George Bush, Sr. from January 1989 to January 1993. Mr. Kaufman serves on the Board of Directors of CityNet Telecommunications, Inc. (“CityNet”), a telecommunications infrastructure company.

Anthony L. Coelho Class II Age: 61 Director since July 2003

Mr. Coelho has served as one of our directors since July 2003. Mr. Coelho has been retired since June 2000. Mr. Coelho served as General Chairman of the presidential campaign of former Vice President Al Gore from April 1999 until June 2000. Mr. Coelho served in the U.S. House of Representatives from 1978 to 1989. After leaving Congress, he joined Wertheim Schroder & Company, an investment banking firm and became President and CEO of Wertheim Schroder Financial Services. In October 1995 Mr. Coelho founded, and from October 1995 to September 1997, he served as Chairman and CEO of, ETC w/tci, an education and training technology company. From September 1997 through April 1999 Mr. Coelho worked independently as a business and political consultant. Mr. Coelho serves on the Boards of Directors of CityNet, Service Corporation International, Cyberonics, Inc. and Cadiz, Inc.

William J. Elsner Class II Age: 52 Director since July 2003 Board Committees: Finance

Mr. Elsner has served as the Chairman of our Board of Directors since July 2003. Since October 1999, Mr. Elsner has served as a Managing Member of Telecom Management III, LLC. Since November 1997, Mr. Elsner has served as a Managing Member of Telecom Management II, LLC. Mr. Elsner serves on the Board of Directors of Raindance Communications, Inc., a provider of web and voice based conferencing services and as the Chairman of the Board of Directors of CityNet.

Randall R. Lay Class II Age 49 Director since July 2003 Board Committees: Non-Executive Stock Option

Mr. Lay has served as one of our directors and as our Chief Executive Officer since July 2003 and as our President since November 2003. Mr. Lay served as our Chief Financial Officer from June 2002 to July 2003. From October 2001 to April 2002, Mr. Lay served as Senior Vice President and Chief Financial Officer of Metromedia Fiber Networks, Inc. (“MFN”). MFN filed for reorganization under Chapter 11 of the Bankruptcy Code on May 20, 2002. From September 1993 to September 2001, Mr. Lay was employed by International Specialty Products, a global supplier of specialty chemicals, most recently as Executive Vice President and Chief Financial Officer.

Anthony S. Daffer Class III Age: 33 Director since July 2003 Board Committees: Audit, Compensation, Finance

Mr. Daffer has served as one of our directors since July 2003. Since August 1998, Mr. Daffer has served as a General Partner of Crescendo Ventures, a venture capital firm focused on early stage investment opportunities in the areas of communications and technology infrastructure. Mr. Daffer serves on the Board of Directors of CityNet.

H. Robert Gill Class III Age: 67 Director since April 2002 Board Committees: Audit, Compensation, Finance, Litigation, Nominating and Corporate Governance

Mr. Gill has served as one of our directors since April 2002. Since April 1996, Mr. Gill has been a principal of The Topaz Group, which provides consulting services for corporations and investors. From March 2003 to January 2004, Mr. Gill served as Chairman of Aerie Networks, Inc. a telecommunications services company. From May 1997 to May 2001, Mr. Gill was the Chairman and Chief Executive Officer of MobileForce Technologies, Inc., a systems and software company. From March 1995 to April 1996, Mr. Gill was Senior Vice President of the Enhanced Products Group of Frontier Corporation, a telecommunications company. From January 1989 to March 1995, Mr. Gill was President and Chief Executive Officer of ConferTech International, Inc., a teleconferencing services and equipment provider.

Fred A. Vierra Class III Age: 72 Director since July 2003 Board Committees: Compensation, Nominating and Corporate Governance

Mr. Vierra has served as one of our directors since July 2003. Since January 1998, Mr. Vierra has been retired. From 1994 to January 1998, Mr. Vierra was the Chief Executive Officer and Vice Chairman of the Board of Directors of Tele-Communications International, Inc., the international affiliate of Tele-Communications, Inc. Mr. Vierra serves on the Board of Directors of CityNet.

Corporate Governance

Code of Business Conduct and Ethics.    Our Board of Directors believes that adherence to sound corporate governance policies and practices is important in ensuring that we are governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of our stockholders. The Board has adopted a Code of Business Conduct and Ethics Policy, which provides an effective corporate governance framework for us, intending to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others. A copy of our Code of Business Conduct and Ethics is available through the Investor Relations section on our website at http://www.universalaccess.net/ethics.html.

Director Independence.    The Board is required by the Nasdaq Stock Market, Inc. rules to affirmatively determine the independence of each director and to disclose such determination in the proxy statement for the annual meeting of stockholders of the Company. Nasdaq provides objective standards under which directors with specified relationships to a company are not considered independent. In addition, however, for a director to be considered “independent,” the Board must determine that the director does not have any direct or indirect material relationship with us that may impair, or appear to impair, the director’s ability to make independent judgments.

The Board has evaluated all relationships between each director and the Company and determined that Messrs. Daffer, Dolanski, Gill, Kaufman and Vierra are “independent” with the meaning of Nasdaq’s rules. The Board will continue to monitor the standards for director independence established under applicable law or Nasdaq requirements and will ensure that the Board continues to be consistent with those standards.

Committees

Our Board of Directors maintains four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Non-Executive Stock Option. In 2002, our Board of Directors established a Litigation Committee and in 2003 our Board of Directors established a Finance Committee.

Audit Committee.    Our Audit Committee:

•       recommends to our Board of Directors the annual appointment of our independent accountants;

•       discusses and reviews in advance the scope and the fees of the annual audit;

•       reviews the results of the audit with our independent accountants and discusses the results with our management;

•       reviews and pre-approves all services provided by the independent auditors and establishes procedures for the engagement of the independent auditors to provide permitted non-audit services;

•       reviews compliance with our existing major accounting and financial reporting policies;

•       reviews the adequacy of our financial organization;

•       reviews management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices; and

•       reviews and discusses with our independent accountants their independence.

Our Audit Committee presently consists of Mr. Daffer, Mr. Dolanski and Mr. Gill, who chairs the committee. Each member of our Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The Board of Directors has determined that Mr. Gill qualifies as an “Audit Committee Financial Expert,” as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is comprised entirely of directors who satisfy the standards of independence established under applicable law and the standards of the Nasdaq Stock Market, including as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ standards, as well as additional or supplemental independence standards applicable to audit committee members. Our Board of Directors has adopted a written charter for our Audit Committee. A copy of the written charter is attached hereto as Appendix A.

Compensation Committee.    Our Compensation Committee:

•       establishes and reviews general policies relating to the compensation and benefits of our employees;

•       reviews and approves equity grants pursuant to our stock option plans to our executive employees; and

•       reviews and approves the compensation of all of our executive officers and directors, including stock compensation.

Our Compensation Committee presently consists of Mr. Daffer, Mr. Gill and Mr. Vierra, who chairs the committee. The Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under applicable law and the standards of the Nasdaq Stock Market, as well as additional or supplemental independence standards applicable to Compensation Committee members. Our Board of Directors has adopted a written charter for our Compensation Committee. A copy of the written charter is attached hereto as Appendix B.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee oversees all matters of corporate governance for the Company, including formulating and recommending to the full Board governance policies and processes and monitoring and safeguarding the independence of the Board, and selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board. This committee also recommends the structure and membership of the Board committees. The Nominating and Corporate Governance Committee is comprised entirely of directors who satisfy the standards of independence established under applicable law and the standards of the Nasdaq Stock Market, as well as additional or supplemental independence standards applicable to Nominating and Corporate Governance Committee members. Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee. The charter is not available on our website. However, a copy of the written charter is attached hereto as Appendix C.

Non-Executive Stock Option Committee.    Our Non-Executive Stock Option Committee reviews and approves equity grants pursuant to our stock option plans to our employees other than executive officers. Our Non-Executive Stock Option Committee presently consists of Mr. Lay.

Finance Committee.    Our Finance Committee was formed to consider alternative ways to maximize stockholder value, including business combinations, other strategic transactions and financing alternatives, and transactions in which one or more of our directors might have a direct or indirect interest. The committee is authorized to evaluate alternatives available to maximize stockholder value, to retain outside advisors to assist in evaluating these alternatives, and to make recommendations with respect to any of these matters or transactions to our Board or our stockholders. Our Finance Committee presently consists of Mr. Daffer, Mr. Elsner and Mr. Gill, who chairs the committee.

Litigation Committee.    Our Litigation Committee was established with the sole authority to review and decide whether to accept alternative proposals to settle a class action pending in the U.S. District Court for the Southern District of New York which alleges violations of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934 against us, certain of our officers and directors, and the underwriters for our initial public offering. Our Litigation Committee presently consists of Mr. Gill and Mr. Kaufman.

Meetings and Attendance

During 2003, our Board of Directors and committees held the following number of meetings:

•       our Board of Directors held ten meetings;

•       our Audit Committee held seven meetings;

•       our Finance Committee was formed on October 15, 2003, but it did not meet in formal session during 2003;

•       our Nominating and Corporate Governance Committee was formed on August 27, 2003, but it did not meet in formal session during 2003;

•       our Non-Executive Stock Option Committee did not meet, but took action by written consent without a meeting twenty-eight times;

•       our Compensation Committee met five times; and

•       our Litigation Committee met twice.

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the directors’ duties and to attend all regularly scheduled Board and Committee meetings. We do not have a policy that requires our Board members to attend our Annual Stockholders meetings, however all of our Board members are welcome to attend our Annual Stockholders meetings and we will provide for appropriate arrangements for any Board member who chooses to attend. All directors attended at least 75% of the meetings of our Board of Directors and the meetings of the committees on which they served. One director attended the Annual Stockholders Meeting held on July 21, 2003.

Director Compensation

We maintain a Director Compensation and Reimbursement Policy. Under this policy, during 2003 we paid each non-employee director:

•       An annual retainer fee of $10,000, payable in quarterly installments.

•       An annual retainer fee of $5,000 for each non-employee director who served as chair of a committee established by the Board, payable in quarterly installments.

•       A fee of $1,500 for each committee meeting attended in person or by telephone.

We also reimbursed non-employee directors for certain expenses incurred in connection with attending Board of Director and committee meetings.

Effective December 18, 2003, the portion of the Director Compensation and Reimbursement Policy that describes stock options to be granted to directors was revised to provide that each non-employee director will receive the following options.

•       An initial grant of 22,500 options when the director joins the Board. This includes an automatic grant of 1,000 options under the Director Option Plan and a grant of 21,500 options under the 1999 Stock Plan. These options vest as to 25% of the shares on each anniversary date of grant. The Policy in effect through December 17, 2003 provided for the automatic grant of 2,500 options when the director joined the Board. This included an automatic grant of 1,000 options from the Director Option Plan and a grant of 1,500 options from the 1999 Stock Plan.

•       An annual grant of 12,000 options on June 30 of each year, provided that the director has served on the Board for the previous six months. This includes an automatic grant of 250 options under the Director Option Plan and a grant of 11,750 options under the 1999 Stock Plan. These options vest as to 100% of the shares on the first anniversary date of the grant. The policy in effect through December 17, 2003 provided for an annual grant of 1,000 options on June 30 of each year, provided that the director had served on the Board for the previous six months. This included an automatic grant of 250 options from the Director Option Plan and a grant of 750 options from the 1999 Stock Plan.

The above option numbers, like all option and share numbers described in this proxy statement, reflect a 1-for-20 reverse stock split completed on August 8, 2003. All of the options are issued with an exercise price equal to the fair market value of our stock on the date of grant. A non-employee director may elect not to receive any grants other than the automatic grants under the Director Option Plan.

Upon an optionee ceasing to be a non-employee director, the optionee must exercise an option within the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term.

Mr. Coelho, Mr. Daffer, Mr. Elsner and Mr. Vierra received options to purchase 2,500 shares of common stock with an exercise price of $9.40 per share, effective July 23, 2003, the date of their appointment to the Board. Mr. Kaufman received options to purchase 2,500 shares of common stock with an exercise price of $6.50 per share, effective August 18, 2003, the date of his appointment to the Board. Of these options, options to purchase 1,000 shares were issued under the 1999 Director Option Plan and options to purchase 1,500 shares were issued under the 1999 Stock Plan. On December 19, 2003, each incumbent non-employee director, consisting of Mr. Coelho, Mr. Daffer, Mr. Dolanski, Mr. Elsner, Mr. Gill, Mr. Kaufman and Mr. Vierra, received options to purchase 20,000 Shares under the 1999 Stock Plan, with an exercise price of $3.03 per share.

The annual grant of 1,000 non-statutory stock options to non-employee directors effective on June 30 of every year was made at an exercise price of $8.40 per share. Of these options, options to purchase 250 Shares were issued under the 1999 Director Option Plan and options to purchase 1,500 options were issued under the 1999 Stock Plan.

In December 2003 the Board of Directors revised the portion of the Policy that describes fees to be paid to directors. Under the revised Policy, effective January 1, 2004 we will pay each non-employee director:

•       An annual retainer fee of $12,500, payable in quarterly installments.

•       An annual retainer fee of $2,000 for each non-employee director who serves as chair of a committee established by the Board, payable in quarterly installments.

•       A fee of $1,000 for each Board and each committee meeting attended in person or by telephone.

We will continue to reimburse non-employee directors for certain expenses incurred in connection with attending Board of Director and committee meetings.

Consideration of Director Nominees

In accordance with its charter, the Nominating and Corporate Governance Committee reviews all proposed nominees for the Board, including those proposed by stockholders. The Nominating and Corporate Governance Committee evaluates candidates recommended by stockholders in the same way that it evaluates any other nominee. The Nominating and Corporate Governance Committee selects qualified candidates based upon the criteria set forth below and reviews its recommendations with the Board, which decides whether to invite the candidate to be a nominee for election to the Board. Irrespective of how a candidate may be brought to the Nominating and Corporate Governance Committee’s attention, at the appropriate time qualified candidates may be asked to conduct one or more personal interviews with appropriate members of the Board. Each chosen candidate is extended an invitation to join the Board and, if the candidate accepts, is formally nominated.

The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. The Board is governed by a set of Corporate Governance Guidelines which contains Board membership criteria that apply to Nominating and Corporate Governance Committee-recommended nominees for a position on our Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with our values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareowner value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareowners. In addition, each director must meet such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the Board and the Company.

In accordance with its charter, the Nominating and Corporate Governance Committee may from time to time retain a director search firm to help identify qualified director nominees for consideration by the Nominating and Corporate Governance Committee. During 2003 the Company did not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s secretary. To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s proxy statement at the 2005 Annual Meeting, a stockholder must notify the Company’s secretary no later than December 20, 2004 the date 120 days prior to the first anniversary of the date of the 2004 annual meeting proxy statement. Notices should be sent to: Universal Access Global Holdings Inc., 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606, Attn: Corporate Secretary. Any shareowner nominations proposed for consideration by the Nominating and Corporate Governance Committee must meet all of the requirements contained in our By-Laws. Notices should include the nominee’s name and qualifications for Board membership.

There are no nominees for election to our Board this year who have not previously served as one of our directors.

Executive Sessions of the Board

Non-management directors will meet in executive sessions without management. “Non-management” directors are all those who are not Company officers, and include directors, if any, who are not “independent” by virtue of a material relationship with Universal Access or a family relationship. Executive sessions will be chaired by one of our independent directors, who is to be chosen at the beginning of each executive session. An executive session will be held in conjunction with regularly scheduled Board meetings at least twice per year and other sessions may be called by any of the independent directors, upon his or her own discretion or at the request of the Board.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group may do so by writing to Chairman of the Board, Universal Access Global Holdings Inc., 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606. In addition, stockholders and other interested parties may communicate with our directors via the Internet by visiting the investor relations section of our website at http://www.universalaccess.net/investors.html and clicking on “Contact the Universal Access Board.”  Stockholders may also communicate with our Board by using our confidential and anonymous toll free telephone reporting hotline, by calling (866) 287-0224. All stockholder messages, whether submitted via mail, via the Internet or by telephone, will be forwarded directly to the directors specified by the stockholder.

Executive Officer Information

Set forth below is biographical and other information about our executive officers.

Cyrus E. Bamji Age: 41

Mr. Bamji has served as our Senior Vice President and Chief Marketing Officer since July 2003. From May 2000 to July 2003, Mr. Bamji was employed by CityNet Telecommunications, Inc. a telecommunications infrastructure company, as Chief Marketing Officer. From August 1993 to April 2000, Mr. Bamji was employed by Fleishman-Hillard International Inc., a global marketing and corporate communications company, most recently as Senior Vice President and Director of Development.

Brian W. Coderre Age: 37

Mr. Coderre has served as our Chief Financial Officer since July 2003. He has served in various capacities since joining us in March 2000, most recently as Senior Vice President, Finance and Controller. From January 1996 to March 2000, Mr. Coderre worked for Aerial Communications, Inc., a wireless telecommunications service provider, most recently as Director of Revenue Assurance.

Valerie R. Ianieri Age: 45

Ms. Ianieri has served as our Senior Vice President and Chief Sales Officer since January 2004. From September 2001 to January 2004, Ms. Ianieri was employed by VIP Consults, Inc., a management consulting firm specializing in sales and business consulting for telecommunications companies, where she was President and Founder. From November 2000 to July 2001, Ms. Ianieri served as Senior Vice President at Velocita Corporation a national broadband networks provider. On June 6, 2002, Velocita filed for reorganization under Chapter 11 of the Bankruptcy Code. From December 1997 to July 2000, Ms. Ianieri served as Vice President of Sales for Teleglobe International Communications (“Teleglobe”), a provider of intercontinental telecommunications services. On May 28, 2002, Teleglobe filed for reorganization under Chapter 11 of the Bankruptcy Code.

Scott Layman Age: 37

Mr. Layman has served as our Chief Operating Officer since July 2003. From June 2002 to July 2003, he served as Chief Operating Officer of Megabeam Networks Ltd, a telecommunications company. From April 2002 to June 2002, Mr. Layman served as a consultant to Telecom Ventures, a venture capital firm. From December 1999 to June 2002, he was a co-founder and President of Global Metro Networks, Inc., a dark fiber telecommunications company. From November 1998 to November 1999, Mr. Layman served as Senior Vice President, Business Development and International Operations of ACSI Network Technologies, Inc., a dark fiber telecommunications company which is a subsidiary of e.spire Communications, Inc. (“e.spire”). E.spire, along with all of its subsidiaries, filed for protection under Chapter 11 of the Bankruptcy code on March 25, 2001.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors of Universal Access Global Holdings Inc. establishes the general compensation policies and establishes the compensation plans and the specific compensation levels for executive officers, including the Company’s President and Chief Executive Officer. This report describes the philosophy that underlies the cash and equity-based components of our executive compensation program. It also describes the details of each element of the program, including the rationale for the compensation paid to our senior executives.

General Compensation Philosophy

The primary objectives of the Company’s executive compensation policies include the following:

•       to attract, motivate, and retain a highly-qualified executive management team;

•       to link executive compensation to the Company’s financial performance as well as to define individual management objectives established by the Compensation Committee;

•       to compensate competitively with the practices of similarly situated telecommunications companies; and

•       to create management incentives designed to enhance stockholder value.

The Company competes in an aggressive and dynamic industry and, as a result, believes that finding, motivating, and retaining quality employees, particularly senior managers, sales personnel, and technical personnel, are key factors to its future success. The Company’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to the Company’s financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options and in certain instances, restricted stock granted to principal executive officers.

Cash Compensation

The Company seeks to provide cash compensation to its executive officers, including base salary and an annual cash bonus, at levels that are commensurate with cash compensation of executives with comparable responsibility at similarly situated telecommunications companies. Annual increases in base salary are determined on an individual basis based on market data and a review of the officer’s performance and contribution to various individual, departmental, and corporate objectives. Cash bonuses are intended to provide additional incentives to achieve these objectives, and the amount of cash bonuses depends on the extent to which these objectives are achieved. In 2003, each officer’s base salary and the amount of his or her cash bonus, if any, reflected the officer’s performance and the accomplishment of individual, departmental and corporate objectives.

Effective December 18, 2003, the salaries and cash bonuses of each of the Company’s executive officers, other than the Company’s President and Chief Executive Officer, are determined by the Company’s Compensation Committee. Prior to that time, the Board of Directors or the Compensation Committee, as applicable, approved the base salaries of the Company’s executive officers. The Compensation Committee sets new goals for each of the Company’s executives each fiscal year on the basis of past performance and objectives for the next fiscal year. The Company’s President and Chief Executive Officer’s base salary is determined by the Company’s Board of Directors, upon the recommendation of the committee.

Based on a review of public company proxy data, compensation data supplied by independent executive compensation research and consulting firms, and other relevant market data, the committee believes that cash compensation paid to the Company’s executive officers, including its President and Chief Executive Officer, was generally consistent with amounts paid to officers with similar responsibilities at similarly situated telecommunications companies. Competition for qualified management and technical personnel in the telecommunications industry is intense, and the committee expects such competition to remain intense for the foreseeable future. As a result, in order to insure access to qualified personnel, the committee believes that it will continue to be necessary to provide compensation packages, consisting of cash compensation and equity incentives, that are at least competitive with, and in certain instances superior to, compensation paid by other telecommunications companies.

Equity-Based Compensation

Restricted stock grants and stock options are periodically granted to provide additional incentive to executives and other employees to maximize long-term total return to the Company’s stockholders. Restricted stock and stock options are a particularly strong incentive because they are tied to the Company’s performance as a whole. Employees must remain employed by the Company for a fixed period of time in order for restricted stock or stock options to vest fully. The Company’s restricted stock grants generally vest over a three-year period and stock options generally vest over a four-year period to encourage holders to continue in the Company’s employ. All of the equity grants made in the year ended December 31, 2003 were approved by either the Compensation Committee or the Non-Executive Stock Option Committee, pursuant to their delegated authority, or the Company’s Board. In making their determinations, the committees consider the executive’s position, the executive’s individual performance, the number of options held, if any, and the extent to which such options are vested, and any other factors that the committees may deem relevant. The options awarded in 2003 reflect the accomplishment of the individual performance objectives of each executive officer and his or her contribution towards achieving departmental and corporate objectives.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other four most highly-compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to each individual does not exceed $1 million or meet certain specified conditions, including stockholder approval. The Company previously relied upon an exception to the Section 162(m) deduction limitation available for corporations that become publicly held in connection with an initial public offering. The Company has determined that this exception will no longer be available as of the date of its 2004 annual meeting.

Compensation of the Company’s President and Chief Executive Officer

Mr. Lay’s salary for 2003 included in the “Summary Compensation Table” was set by the Compensation Committee during the period he served as the Company’s Chief Financial Officer, and by the Board of Directors, upon the recommendation of the Compensation Committee, during the period he served as the Company’s Chief Executive Officer. Mr. Lay was awarded a bonus of $45,000 in January 2003 pursuant to terms of his initial employment agreement entered into with the Company on June 2002 and he was awarded a bonus of $50,000 in April 2003, in connection with the Company’s entering into a definitive stock purchase agreement with CityNet. Each of the bonuses were made at the discretion of the Compensation Committee.

The Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and stockholders’ interests. On March 19, 2003, while serving as the Company’s Chief Financial Officer, Mr. Lay was granted options to purchase 25,000 shares of the Company’s common stock at an exercise price of $2.60. On July 22, 2003, when Mr. Lay was named Chief Executive Officer, he was granted options to purchase a total of 95,000 shares of the Company’s common stock at an exercise price of $9.20 per share. Mr. Lay’s original employment offer letter provided that if the Company underwent a change in control, subject to Board approval, the Company would grant Mr. Lay a fully vested option to purchase 5,000 shares of its common stock, with an exercise price equal to the fair market value of the stock on the date of grant. The closing of a stock purchase agreement with CityNet constituted a change in control under Mr. Lay’s employment offer letter and accordingly, on July 23, 2003, the Company issued to Mr. Lay 5,000 shares of the Company’s common stock at an exercise price of $9.40 per share. On December 30, 2003, Mr. Lay was issued 25,000 shares of the Company’s common stock at an exercise price of $3.05 per share. The exercise price of each stock option referred to above was equal to the fair market value of the Company’s stock on the date of grant. The vesting schedule for these grants is reflected in the table headed “Option Grants in Last Fiscal Year” below.

Mr. Boxer’s salary for 2003 was determined by the Company’s Board of Directors and is reflected in the “Summary Compensation Table.” On March 19, 2003, in connection with the approval of proposed employment terms to become the Company’s President and Chief Executive Officer, Mr. Boxer was granted options to purchase 157,500 shares of the Company’s common stock at an exercise price of $2.60. On July 15, 2003, Mr. Boxer resigned as one of the Company’s directors and as the Company’s interim Chief Executive Officer. Because the stock options granted to Mr. Boxer on March 19, 2003 had not vested, they were returned to the Company.

The Compensation Committee and the Board of Directors, as applicable, exercised its judgment and discretion in determining the level of each element of compensation, individually and in the aggregate, for Mr. Boxer and Mr. Lay in 2003.

Conclusion

The committee believes these executive compensation policies and programs serve the interests of the Company’s stockholders and the Company effectively. The various pay vehicles offered are carefully designed to provide increased motivation for senior executives to contribute to the Company’s overall future success, thereby enhancing its value for the stockholders’ benefit.

The foregoing report has been approved by all of the members of the Compensation Committee.

THE COMPENSATION COMMITTEE

Anthony Daffer
H. Robert Gill
Fred Vierra

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Mr. Daffer, Mr. Gill and Mr. Vierra, who chairs the committee. None of the members of the Compensation Committee, which reviews and approves the compensation of all of our directors and executive officers, is currently or has been, at any time since our formation, one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Summary Compensation Table

The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the three years ended December 31, 2003 by our Chief Executive Officer, certain former employees and our next four most highly compensated executive officers who earned more than $100,000 in salary and bonus during the year ended December 31, 2003, whom we refer in this proxy statement collectively as the “named executive officers.”

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year						Restricted Stock Award(s)		Securities Underlying Options	All Other Compensation (1)
		Salary		Bonus	Other Annual Compensation
Randall R. Lay President and Chief Executive Officer	2003 2002 2001	$268,417 121,875 —		$95,000 45,000 —	$ — — —		$ — — —		150,000 25,000 —	$ — — —
Lance B. Boxer Former President and Chief Executive Officer	2003 2002 2001	328,290 86,167 —	(2) (2)	— — —	— — —		— — —		157,500 30,000 —	— — —
Scott D. Fehlan Former General Counsel and Secretary	2003 2002 2001	161,250 200,000 185,000		40,000 120,250 53,598	— — —		— — —		— 22,500 16,250	243,750 — —	(3)
Brian W. Coderre Chief Financial Officer and Treasurer	2003 2002 2001	197,372 175,000 176,250		2,500 31,544 15,241	— 31,253 —	(4)	— — 609,700	(5)	52,500 12,500 —	— — —
Les W. Hankinson Former Senior Vice President, Global Sales	2003 2002 2001	191,239 — —		16,406 — —	— — —		— — —		7,500 17,500 —	— — —
Scott Layman Chief Operating Officer	2003 2002 2001	109,333 — —		— — —	— — —		— — —		65,000 — —	— — —

(1)    Except as otherwise noted, the amount for all other compensation in the form of perquisites and other personal benefits has been omitted because these perquisites and other personal benefits contributed less than the lesser of $50,000 or 10% of the total salary and bonus for each of the named executive officers.

(2)    Represents amounts paid to Mr. Boxer under an independent contractor agreement.

(3)    Includes $243,750 paid to Mr. Fehlan under a severance agreement. Under the agreement, Mr. Fehlan received $243,750 in 2003 and an additional $53,750 in 2004, and Mr. Fehlan granted us a complete release from any claims.

(4)    Consists of reimbursement of a tax liability incurred by Mr. Coderre in connection with an award of restricted stock.

(5)    Represents 6,500 shares of restricted common stock acquired on December 10, 2001, upon the cancellation of previously issued stock options. The value of the restricted shares was based on the fair market value of our stock on the date of grant, which was $93.80 per share. As of December 31, 2003, 83% of the restricted shares had vested, with the remainder of the shares to vest ratably during financial year 2004, as long as Mr. Coderre remains employed by us. At the end of fiscal year 2003, Mr. Coderre owned 4,984 shares of restricted stock, which was valued at $14,653.

Stock Options

The following table shows information regarding stock options granted to the named executive officers during the year ended December 31, 2003. The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect projections or estimates of future stock price growth. Potential realizable values are computed by:

•       multiplying the number of shares of common stock underlying each option by the indicated exercise price per share;

•       assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

•       subtracting from that result the total option exercise price.

The percentage of total options granted is based on an aggregate of 856,907 options granted by us during the year ended December 31, 2003, to our employees, including the named executive officers. Unless otherwise indicated, options were granted with an exercise price equal to or higher than the fair market value of our common stock, as determined in good faith by our Board of Directors at the time of the grants.

Option Grants In Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)		% of total Options Granted to Employees During Period	Exercise Price Per Share (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
						5%	10%
Randall R. Lay	25,000 95,000 5,000 25,000	(3)	2.91 11.09 0.58 2.91	$2.60 9.20 9.40 3.05	March 19, 2013 July 22, 2013 July 23, 2013 December 30, 2013	$40,878 549,653 29,558 47,953	$103,593 1,392,930 74,905 121,522
Lance B. Boxer.	157,500	(4)	18.38	2.60	February 28, 2013	257,532	652,637
Brian W. Coderre.	52,500		6.13	3.05	December 30, 2013	100,701	255,198
Les W. Hankinson	7,500		0.88	2.60	March 19, 2013	12,263	31,077
Scott Layman	65,000		7.59	3.05	December 30, 2013	310,265	786,272

(1)          Unless otherwise noted, options vest as to 25% of the shares on the date of grant and, as to the remainder of the shares, 1/36th on the 16th day of each month after the one-year anniversary date of the grant.

(2)          Options are granted at the fair market value on the date of the grant, which is the closing sales price for the common stock, or the closing bid, if no sales were reported, as quoted on the Nasdaq Stock Market on the date of grant.

(3)          Options are 100% vested.

(4)          50,000 of the options were to vest on the 5th anniversary of the commencement date of the grant, which was February 28, 2003. 107,500 options were to vest as to 25% of the shares on each of the first through fourth anniversaries of the vesting commencement date, which was February 28, 2003. Mr. Boxer resigned as our interim President and Chief Executive Officer and as one of our directors on July 15, 2003, and because none of these options were vested on the date of his resignation the shares were returned to the Company.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

The following table presents information regarding the named executive officers concerning option exercises for the year ended December 31, 2003 and exercisable and unexercisable options held as of December 31, 2003. The value of unexercised in-the-money options is based on a price of $2.94 per share, the closing sales price for our common stock on December 31, 2003 as quoted on the Nasdaq SmallCap Market, minus the per-share exercise price, multiplied by the number of shares underlying the option.

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-The-Money Options at December 31, 2003
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Randall R. Lay	51,146	123,854	$2,125	$6,375
Lance B. Boxer.	30,000	—	—	—
Brian W. Coderre .	20,549	44,451	—	—
Les W. Hankinson.	6,250	18,750	638	1,913
Scott Layman	16,250	48,750	—	—

Other Benefits

Our executive officers also participate in benefit programs available to salaried employees generally, including our 401(k) plan and our employee stock purchase plan.

Employment Agreements and Change-in-Control Arrangements

Employment Agreements

From time to time, we have entered into employment agreements or independent contractor agreements with our executive officers, including the executive officers listed in the “Summary Compensation Table.” Many of the terms of these agreements are the same for each of our executive officers. For example, under each agreement we pay for or reimburse certain expenses for our executive officers, including commuting costs or commuting allowances, corporate housing or housing allowances, parking expenses and certain other personal expenses. The following table sets forth the dates of the agreements and the annual salary provided for in each agreement, and whether the agreement is in effect. Each of the employment agreements is for a renewable one-year term, unless otherwise noted.

Executive Officer	Month/Year	Annual Salary		Status
Cyrus Bamji, SVP and Chief Marketing Officer	January 2004	$180,000		Effective
Brian Coderre, CFO	January 2004	$225,000		Effective
Lance B. Boxer, CEO	November 2002	$660,000	(1)	Terminated
Scott Fehlan, General Counsel	September 1999, amended and restated in January 2001	$215,000	(2)	Terminated
Les Hankinson, SVP, Global Sales	December 2002	$180,000		Terminated
Valerie Ianieri, SVP and Chief Sales Officer	January 2004	$215,000		Effective
Randall Lay, President and CEO	June 2002, amended in April 2003 and June 2003	$300,000	(3)	Effective
Scott Layman, COO	January 2004	$260,000		Effective

(1)          Under the agreement, we paid an entity owned by Mr. Boxer a monthly fee of $55,000. This agreement had an initial term of six months, which was extended through July 15, 2003.

(2)          Under the agreement also received a commuting allowance of $500 per month.

(3)          In addition, we pay the premium for the employment term of a $1,000,000 term life insurance policy for Mr. Lay. The annual premium for the policy is approximately $2,100.

Change of Control Arrangements

Each of the employment agreements described in the previous subsection, except those discussed separately below, provide that if we terminate the executive officer’s employment terms for any reason other than cause, death or total disability, or the expiration of their employment terms, or if they terminate their employment for “good reason” they will be entitled to continue to receive their base salary for six months, plus at our discretion, a portion of their targeted annual bonus for the fiscal year of termination. “Good reason” is defined as a diminution in their duties or a reduction in their compensation.

Mr. Lay’s employment agreement provides that if we terminate his individual employment term for any reason other than cause, death or total disability, or the expiration of the term, or if Mr. Lay terminates his employment for “good reason,” he will be entitled to (a) health insurance for the twelve month period after his termination at the same rate as if he were an active employee and (b) continue to receive his base salary for twelve months, plus 50% of his targeted bonus for the fiscal year of termination.

Except for two option grants to Mr. Coderre, unvested options to purchase shares held by our executives will fully vest if there is a change of control which results in both:

•       the sale of all or substantially all of our assets, any merger of us with another company or any other corporate reorganization in which more than 50% of our voting power is transferred; and

•       the officer’s employment is terminated at any time within the 12 month period following a change of control by us or the successor entity for any reason other than cause, death or total disability or if the officer terminates employment for “good reason,” defined as a diminution in their duties. The options may be exercised for three months after the executive ceases to be a service provider to us.

We granted to Mr. Coderre options to purchase 8,500 shares of our stock on July 12, 2002 and 4,000 shares of our stock on October 1, 2002, before Mr. Coderre was an executive officer. These grant agreements do not contain the change of control provisions described above.

Pursuant to Mr. Lay’s employment offer letter and subject to Board approval, if we undergo a change in control, we were to grant Mr. Lay a fully-vested option to purchase 5,000 shares of our common stock, with an exercise price equal to the fair market value of our stock on the date of grant. The closing of a stock purchase agreement with CityNet constituted a change in control under Mr. Lay’s employment offer letter and accordingly, on July 23, 2003, the Board granted Mr. Lay a fully-vested stock option to purchase 5,000 shares of our common stock, with an exercise price of $9.40 per share, the fair market value of our stock on the date of grant.

Mr.  Lay and Mr. Fehlan received bonuses of $50,000 and $40,000, respectively, for successfully assisting us in entering into a definitive stock purchase agreement with CityNet. These amounts were paid upon CityNet’s funding of a $5 million loan.

Severance Agreements

In 2003, former named executives not included in the Summary Compensation Table received certain payments under severance agreements. Under these severance agreements, Patrick Shutt, the former Chairman, President and Chief Executive Officer, received $298,251 in 2003 and granted us a complete release from any claims. In addition to his salary of $103,334, Robert J. Pommer, Jr., the former Vice Chairman, received $192,500 in 2003 under a severance agreement and granted us a complete release from any claims.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2004, by:

•       each of the individuals listed on the “Summary Compensation Table” above;

•       each of our directors;

•       each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock; and

•       all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2004, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her. This table also includes shares owned by a spouse as community property.

Percentage of ownership is based on 11,473,111 shares of common stock outstanding on March 31, 2004. The percentage of common stock outstanding as of March 31, 2004 is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Universal Access Global Holdings Inc., 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Shares Issuable Pursuant to Options and Warrants Exercisable Within 60 days of March 31, 2004	Percent Beneficially Owned
Entities Affiliated with CityNet (1) 8405 Coles Road, 6th Floor Silver Spring, MD 20910	6,567,168	**	—	57.24
Entities Affiliated with Telecom Partners III, L.P. (1)	6,567,168	**	—	57.24
Entities Affiliated with Telecom Management III, L.L.C. (1).	6,567,168	**	—	57.24
Entities Affiliated with ComVentures (2) 305 Lytton Avenue Palo Alto, CA 94301	650,779		—	5.67
Entities Affiliated with Internet Capital Group (3) 690 Lee Road, Suite 310 Wayne, PA 19087	1,083,206	**	625	9.45
Anthony L. Coelho	—		—	*
Anthony S. Daffer	—		—	*
Anthony P. Dolanski (3)	1,083,206	**	625	9.45
William J. Elsner (1)	6,567,168	**	—	57.24
H. Robert Gill	—		1,250	*
Ronald C. Kaufman	—		—	*
Randall R. Lay	—		78,750	*
Fred A Vierra	—		—	*
Lance B. Boxer	—		30,000	*
Brian W. Coderre	4,985		30,104	*
Scott D. Fehlan	—		—	*
Les W. Hankinson	—		25,000	*
Scott Layman	—		25,000	*
Stephen W. Schovee (1)	6,567,168	**	—	57.24
All directors and executive officers as a group (12 persons)	8,306,138		186,973	72.84

  *     Less than 1% of the outstanding shares of common stock.

**    Indicates joint beneficial ownership of shares.

(1)   Includes shares held by CityNet Telecommunications, Inc. (“CityNet”). Telecom Partners III, L.P. is a stockholder of CityNet Telecommunications, Inc. Telecom Management III, L.L.C. is a general partner of Telecom Partners III, L.P. The managing members of Telecom Management III, L.L.C. are William J. Elsner and Stephen Schovee, each of whom disclaims beneficial ownership of the reported shares, except as to their pecuniary interest therein. Telecom Management III, L.L.C. has entered into an agreement with Mr. Elsner, whereby Mr. Elsner has agreed to hold any options to purchase shares of common stock and the shares he receives upon exercise of such option for the exclusive economic benefit of Telecom Management III, L.L.C.

(2)   Includes 619,518 shares held by Communication Ventures III, L.P., and 31,261 shares held by Communication Ventures III CEO & Entrepreneurs’ Fund, L.P. The sole general partner of Communication Ventures III, L.P. and Communication Ventures III CEO & Entrepreneurs’ Fund, L.P., is ComVen III, L.L.C. The managing members of ComVen III, L.L.C. are Roland Van der Meer, David Helfrich and Clifford Higgerson. Roland Van der Meer, one of our former directors, and each of the other managing members of ComVen III, L.L.C. disclaim beneficial ownership of the shares held by Communication Ventures III, L.P., and Communication Ventures III CEO & Entrepreneurs’ Fund, L.P., except to the extent of their pecuniary interest therein.

(3)   Includes 1,083,206 shares held by ICG Holdings, Inc., a direct wholly-owned subsidiary of Internet Capital Group, Inc. (“ICG”) and 625 stock options held individually by Mr. Dolanski. ICG has entered into an agreement with Mr. Dolanski, ICG’s Chief Financial Officer, whereby Mr. Dolanski has agreed to hold his options to purchase shares of common stock and the shares he receives upon exercise of such option for the exclusive economic benefit of ICG. Mr. Dolanski disclaims beneficial ownership of the shares held by ICG Holdings, Inc., except to the extent of his pecuniary interest therein.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2003 regarding securities authorized for issuance under our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	891,752	$5.26	366,575
Equity compensation plans not approved by security holders	—	—	—
Total	891,752	$5.26	366,575	(1)(2)(3)

(1)   Under our 1999 Stock Plan, the maximum aggregate number of shares of our common stock that may be optioned and sold is 500,000 shares, plus an annual increase to be added on the first day of our fiscal year beginning in 2001 equal to the lesser of (i) 500,000 shares, (ii) 5% of the outstanding shares of common stock on such date, or (iii) a lesser amount determined by our Board.

(2)   Our Employee Stock Purchase Plan permits eligible employees to purchase an aggregate of 25,000 shares plus an annual increase to be added on the first day of our fiscal year beginning in 2001, equal to the lesser of (i) 150,000 shares, (ii) 2% of the outstanding shares of common stock on such date or (iii) a lesser amount determined by our Board.

(3)   Includes 8,766 shares of restricted common stock that are subject to certain repurchase rights provisions. If employees separate from us before our right to repurchase the restricted stock lapses, then we will repurchase the unvested restricted stock at zero cost.

Audit Committee Report

The management of Universal Access Global Holdings Inc. is responsible for its internal financial controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of its consolidated financial statements in accordance with generally accepted auditing standards and for expressing an opinion on those financial statements based on their audit. The audit committee’s responsibility is to oversee and monitor these activities on behalf of the Company’s Board of Directors.

The Audit Committee met and held discussions with the Company’s management and independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2003, were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed the consolidated financial statement with both management and the independent accountants. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the committee received from the independent accountants the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and discussed with the independent accountants their firm’s independence.

The Audit Committee received information concerning fees of the independent accountants for the year ended December 31, 2003, and have considered whether the provision of these services is compatible with maintaining the independence of the independent accountants.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K of Universal Access Global Holdings Inc. for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

By the Audit Committee:

Anthony Daffer
Anthony Dolanski
Robert Gill

Independent Auditors

The Audit Committee has recommended to our Board of Directors to select PricewaterhouseCoopers LLP as our independent auditors for fiscal 2004.

In addition to retaining PricewaterhouseCoopers LLP to audit the Company’s financial statements, we engage the firm from time to time to perform other services. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP in connection with services rendered during the last two fiscal years.

Audit Fees

Fee Type	Fiscal 2003	Fiscal 2002
Audit Fees (a)	$212,000	$410,000
Audit-Related Fees (b)	—	—
Tax Fees (c)	50,000	57,350
All Other Fees (d)	—	97,650

(a)    Includes fees paid for professional services rendered in connection with the audit of the annual financial statements, for the review of the quarterly financial statements and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements.

(b)   Includes fees paid for professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(c)    Includes fees paid for tax compliance, tax advice, and tax planning.

(d)   Includes fees paid for any services not included in the first three categories. In 2002 “All Other Fees” included $17,000 in fees paid for an audit of an employee benefit plan and $80,650 in fees paid for regulatory tax accounting services.

The Audit Committee has considered whether the provisions of the non-audit services described in notes c and d above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Audit Committee has recently adopted a policy requiring pre-approval by the committee of all services, both audit and non-audit, to be provided to us by our independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for fiscal 2004 and has also given its approval for up to one year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. In cases where the Audit Committee’s pre-approval is not covered by one of those approvals, a designated member of the Audit Committee has the delegated authority to pre-approve the provision of services, and such pre-approvals are then communicated to the full Audit Committee.

PROPOSAL 2—RATIFICATION OF OUR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2004

On recommendation from the Audit Committee our Board of Directors has again selected PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2004. Although not required by law or otherwise, our selection of PricewaterhouseCoopers is being submitted to our stockholders as a matter of corporate policy for their approval. We anticipate that representatives of PricewaterhouseCoopers will be at the annual meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If this proposal is not approved, we will not replace PricewaterhouseCoopers for this fiscal year due to the added expense and delay that would result from the replacement and selection of a new auditor. Instead, we will consider the negative vote as a direction to consider a different auditor next year.

The approval of holders of a majority of the shares of our common stock voting in person or by proxy at the annual meeting is required to ratify our appointment of PricewaterhouseCoopers to serve as our independent auditors for fiscal year 2004.

Our Board of Directors recommends that you vote “FOR” ratifying our appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2004.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO OUR 1999 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN IN 2004 FROM 500,000 TO 1,250,000 SHARES

You are being asked to vote on a proposal to approve an amendment to our 1999 Stock Plan, which we will refer to in this section as “the stock plan” or “the plan.” The Board of Directors through its Compensation Committee adopted this amendment on March 15, 2004, subject to stockholder approval. The amendment will increase the number of shares available for issuance under the plan in 2004 by an additional 750,000 shares of common stock, from the current total authorized shares of 500,000 to 1,250,000. Each of our executive officers and directors has an interest in this proposal to the extent they may receive additional awards under the plan in the future.

This amendment will enable us to continue to offer our employees and potential employees equity participation packages competitive with those of our competitors. Such packages serve as a means to attract, motivate, and retain high-quality key employees. Through equity participation, employee compensation is correlated to our performance so that employees have a vested interest in applying their best efforts toward making us as productive as possible. As a result, equity participation through the plan benefits both the stockholders and employees.

The Board is requesting an increase in the number of shares authorized for issuance under the stock plan in order to maintain an adequate number of shares to offer competitive compensation packages, as well as to accommodate potential employee demand and growth.

The proposed amendment does not modify the number of authorized shares that may be issued under the plan in subsequent years. The existing terms of the plan provide for an annual increase to be added on the first day of the Company’s fiscal year beginning in fiscal year 2001 equal to the lesser of (i) 500,000 shares, (ii) 5% of the outstanding shares of common stock on such date, or (iii) a lesser amount determined by the Board.

The stock plan was adopted by the Board on November 8, 1999 and approved by our stockholders on January 21, 2000. The plan has a term of ten years. Under the plan, the Compensation Committee may grant incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights to employees, officers, directors, advisors and independent contractors. The exercise price of options is determined by the Compensation Committee or in the case of stock options granted to our non-executive employees, by the Non-Executive Stock Option Committee. However, the exercise price of incentive stock options may not be less than the fair market value of the shares on the date of grant, or 110% in the case of incentive stock options granted to an individual who owns more than 10% of our voting power. The exercise price of non-qualified options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code may not be less than 100% of the fair market value of the shares on the date of grant. The Compensation Committee or, in the case of stock options granted to our non-executive employees, the Non-Executive Stock Option Committee, determines the vesting and other provisions of options, restricted stock and stock appreciation rights granted under the plan. Options may be granted for up to 10 years, except that incentive stock options granted to individuals who own more than 10% of our voting power may have a term not to exceed five years. Generally, the Compensation Committee or, in the case of stock options granted to our non-executive employees, the Non-Executive Stock Option Committee, has granted options that vest at twenty-five percent commencing either on the date of the grant or one year from the date of grant and 1/36th per month thereafter.

As of March 31, 2004, there were outstanding options to purchase 1,222,562 shares of common stock out of the 1999 Stock Plan. Stock option grant awards to our executive officers for the remainder of 2004, if any, have not yet been determined.

The approval of holders of a majority of the shares of our common stock, voting in person or by proxy at the annual meeting is required to approve the amendment to the plan.

Our Board of Directors unanimously recommends that you vote FOR the amendment to the 1999 Stock Plan to increase the authorized shares reserved for issuance in 2004 under the plan, which is Item 3 on the proxy.

Performance Graph

The following graph compares the total return (including reinvestment of dividends) on $100 invested in our common stock on March 17, 2000, the date of our initial public offering, through December 31, 2003, with a similar investment in the Nasdaq Composite Index and the Nasdaq Telecommunications Index.

Comparison of 45 Month Cumulative Total Return*
Among Universal Access Global Holdings, Inc.
the Nasdaq Stock Market (U.S.) Index
and the Nasdaq Telecommunications Index

*      $100 INVESTED ON 3/17/00 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities and Exchange Act of 1934 requires that our directors, executive officers and persons who beneficially own more than 10% of our common stock, file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership.

To our knowledge, based solely upon a review of copies of reports furnished to us and written representations that no other reports were required during fiscal year 2003, our officers, directors and beneficial owners of greater than 10% of our common stock complied during our last fiscal year with all applicable Section 16(a) filing requirements except for Form 3’s that were filed one day late for each of the following individuals and entities:  Stephen W. Schovee, Telecom Management III, L.L.C. and Telecom Partners III, L.P. In addition, William Elsner filed an amendment to his original Form 3 to report indirect beneficial ownership of our shares he holds through CityNet.

Transactions with Management and Others

Other than the employment agreements described under “Executive Officer Information” and the transactions described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest.

Effective April 7, 2003, we entered into a definitive Stock Purchase Agreement with CityNet. Messrs. Coehlo, Elsner, Daffer, Kaufman and Vierra are directors of ours and also of CityNet. Mr. Elsner beneficially owns the shares of CityNet through his affiliation with Telecom Partners III, L.P. (for more information on Mr. Elsner’s beneficial ownership, please see our Beneficial Ownership table). Pursuant to the terms of the purchase agreement, on July 23, 2003:

•       CityNet paid to us $16 million in cash and transferred to us fiber optic rings located in Albuquerque, New Mexico and Indianapolis, Indiana having an estimated fair market value of $200 thousand;

•       we issued to CityNet newly issued shares of our common stock representing approximately 55% of our outstanding common stock on a fully diluted basis, with any options and warrants having an exercise price in excess of $20.00, adjusted for our August 8, 2003, one-for-twenty reverse stock split, being excluded from the calculation of “fully diluted,” subject to CityNet’s right to receive compensating shares in the event that any of these options or warrants are subsequently exercised; and

•       we assumed certain liabilities of CityNet. In particular, we assumed $2 million in principal amount of a Promissory Note executed by CityNet and made to Electro Banque. The note is secured by the fiber optic ring located in Albuquerque, New Mexico, matures in a single installment on December 31, 2007 and does not bear interest until January 1, 2006; thereafter, it bears interest at 8% per year.

Related to this transaction, effective April 7, 2003, we obtained $5 million in secured debt financing from CityNet. The financing was evidenced by a promissory note and secured by substantially all of our assets. Under the terms of the promissory note, the unpaid principal balance accrued interest at a rate of 12% per year, compounded quarterly, and the entire unpaid principal balance and accrued but unpaid interest was payable on April 6, 2004 unless otherwise accelerated under the promissory note. Upon the closing of the purchase agreement, principal and accrued interest of $5.2 million under the promissory note was, in lieu of cash payment to CityNet, applied to reduce the cash portion of the purchase price payable by CityNet under the purchase agreement. Therefore, at the closing of the purchase agreement, the promissory note was cancelled and we received a cash payment of $10.8 million from CityNet.

After paying expenses related to the purchase agreement, including interest and appraisal fees, the net proceeds from the purchase agreement were approximately $14.7 million. Pursuant to the terms of the purchase agreement, CityNet has designated five of the members of our Board of Directors, including the chairman.

In July 2003, in connection with the closing under the purchase agreement, we entered into a lease maintenance agreement, whereby we agreed beginning in July 2003, to reimburse CityNet for office rent totaling approximately $20,000 per month for three years. CityNet also agreed to monitor and maintain the fiber optic rings acquired by us in connection with the investment. In exchange for providing such services, we agreed to pay CityNet $40,000 per month. We terminated this maintenance agreement with CityNet in December 2003 pursuant to an agreement whereby we paid CityNet $90,000. In addition, in connection with the termination agreement, we also paid CityNet $50,000 for the purchase of certain equipment necessary to maintain the two fiber optic rings and assumed from CityNet the purchase obligation of $2,000 per month until June 25, 2005 for two circuits used in connection with such maintenance.

On November 1, 2003, we entered into an independent contractor agreement with Anthony Coelho, one of our directors, to provide sales support for our government channel. The compensation for such services consists of a monthly fee of $10,000.

Equity Transactions with Executive Officers

The following table sets forth certain information about the grant of stock options to our current executive officers and to our former executive officers during 2003 and thereafter and the repurchase of stock during 2003 from certain of our former executive officers.

Equity Transactions

Name	Trans. Date	Options Granted	Option Price	Common Stock Repurchased		Share Price
Cyrus E. Bamji (executive officer)	12/30/03 01/02/04	65,000 35,000	$3.05 3.05	—		$—
Lance B. Boxer. (former executive officer) (1)	03/19/03 03/19/03	107,500 50,000	2.60 2.60	—		—
Brian W. Coderre (executive officer)	12/30/03 01/02/04	52,500 35,000	3.05 3.05	—		—
Les W. Hankinson. (former executive officer)	03/19/03	7,500	2.60	—		—
Valerie R. Ianieri (executive officer)	01/28/04	100,000	4.51	—		—
Randall R. Lay (executive officer)	03/19/03 07/22/03 07/23/03 12/30/03 01/02/04	25,000 95,000 5,000 25,000 100,000	2.60 9.20 9.40 3.05 3.05	—		—
Scott Layman (executive officer)	12/30/03 01/02/04	65,000 35,000	3.05 3.05	—		—
Robert J. Pommer (former executive officer)	06/04/03	—	—	49,445	(2)	11.80
Patrick C. Shutt (former executive officer)	07/14/03	—	—	44,458	(3)	9.20

(1)          Mr. Boxer resigned as our interim President and Chief Executive Officer and as a director effective July 15, 2003. The stock options granted to Mr. Boxer on March 19, 2003 had not vested on the date Mr. Boxer resigned as an executive officer and director and the shares were returned to the Company.

(2)          Represents shares returned to us in payment of the principal and interest owed under promissory notes made in May 1999, August 1999 and September 2001. The May 1999 note was issued in connection with a $200,000 cash loan. The August 1999 note was issued in connection with the exercise on August 4, 1999 of 15,000 stock options with an exercise price of $30.20. The September 2001 note was issued in connection with the exercise on September 28, 2001 of 7,500 stock options with an exercise price deemed to be zero. This note was for an amount equal to the tax withholding payments due upon exercise of the stock options.

(3)          Represents shares returned to us in payment of the principal and interest owed under a promissory note made in August 1999. The note was issued in connection with the exercise on August 4, 1999 of 25,000 stock options with an exercise price of $30.20.

Indemnification

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, Mr. Daffer has insurance coverage against certain claims relating to his acts or omission as a director of ours under a liability insurance policy held by Crescendo Venture Management, LLC, which would, subject to policy retention and limit, provide coverage only to the extent that we or our insurer do not cover such liabilities.

ADDITIONAL INFORMATION

Record Date; Shares Outstanding

Stockholders of record at the close of business on Monday, April 12, 2004, are entitled to vote their shares at the annual meeting. As of that date, there were 11,473,111 shares of common stock outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share.

Quorum

Holders of more than 50% of the shares of common stock entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you will authorize Brian W. Coderre and Randall R. Lay to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting. If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to our corporate secretary, by submitting a later-dated proxy or by voting in person at the meeting.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted “FOR” the election of the Class II directors, “FOR” ratifying our appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2004, and “FOR” the approval of an amendment to our 1999 Stock Plan to effect an increase in the number of shares of common stock reserved for issuance under the plan in

2004 from 500,000 to 1,250,000 shares. If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Tabulation of Votes

Wells Fargo Shareowners Services, our transfer agent, will tabulate and certify the votes. If your shares are treated as a broker non-vote, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Because directors are elected by a plurality of votes, a broker non-vote will have no effect on the outcome of the election of directors, which is Proposal No. 1. With regard to Proposal Nos. 2 and 3, however, a broker non-vote will have the effect of a vote against these proposals.

Voting by Street Name Holders

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares according to your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares in its discretion. Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The proposal to approve an amendment to our 1999 Stock Plan to effect an increase in the number of shares of common stock reserved for issuance under the plan in 2004 from 500,000 to 1,250,000 is a “non-discretionary” item and may not be voted on by brokers, absent specific voting instructions from beneficial owners.

Proxy Solicitation

We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, including electronic mail, in person, by telephone or by facsimile by officers, directors and regular employees. We have also retained Morrow & Co., Inc. to assist in the solicitation of proxies. Morrow will receive a fee for such services of approximately $4,500, plus reasonable out-of-pocket expenses, which will be paid by us. We also may reimburse brokerage firms, custodians, nominees and fiduciaries for expenses incurred in forwarding proxy materials to beneficial owners.

Stockholder Proposals for Next Year’s Meeting

Stockholder Proposals and Nominations.    Stockholders may present proper proposals for inclusion in the proxy statement for our next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be included in the proxy statement for our next annual meeting, stockholder proposals must be received by us no later than December 20, 2004, and must otherwise comply with the requirements of the applicable rules of the Securities and Exchange Commission. In addition, our bylaws establish an advance notice procedure with regard to certain matters to be brought before any annual meeting of stockholders, including stockholder proposals not included in our proxy statement and nominations for director submitted by stockholders. Notice must be received by our Corporate Secretary not less than 90 days before the date of the proxy statement released to stockholders in connection with our previous year’s annual meeting of stockholders. Therefore, the deadline for timely submission of a stockholder proposal or nominations for consideration at our 2005 annual meeting of stockholders will be January 19, 2005. Proposals submitted after December 20, 2004, but on or before January 19, 2005, will be eligible for consideration at the 2005 annual meeting, assuming they satisfy the other requirements contained in our bylaws, but will not be included in the proxy statement for the meeting. Notice of intention to present proposals or make nominations at next year’s annual meeting should be addressed to Corporate Secretary, Universal Access Global Holdings Inc., 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606.

Director Nominees.    In recommending candidates to our Board of Directors, our Board seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the Corporate Secretary, Universal Access Global Holdings Inc., 233 South Wacker Drive Suite 600, Chicago, Illinois 60606, stating in detail the qualifications of the persons they recommend. Any suggestions submitted to the Corporate Secretary will be made available to our Board of Directors.

Stockholder List

For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at our principal executive offices by contacting our Corporate Secretary. The list will also be available for examination at the meeting.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K (without exhibits) is available at no charge upon written request by contacting the Corporate Secretary, Universal Access Global Holdings Inc., 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606. The report, with exhibits, is also available electronically from our web site at http://www.universalaccess.net/annual-reports.html. In addition, the report is available at the website maintained by the Securities and Exchange Commission (http://www.sec.gov).

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report”, “Audit Committee Report” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Performance Graph” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Financial Information.   In accordance with Item 13(a) of Schedule 14A, the information contained in Part II, Items 7, 7A, 8, and 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 is incorporated into this proxy statement by reference.

APPENDIX A

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The responsibilities and powers of the Audit Committee (the “Audit Committee”), as delegated by the Board of Directors of Universal Access Global Holdings Inc., a Delaware corporation (the “Company”), are set forth in this Charter. The Committee relies to a significant extent on information and advice provided by management and independent advisors.

1.                 STATUS

The Audit Committee is a committee of the Board of Directors.

2.                 PURPOSE

The purpose of the Audit Committee of the Board of Directors shall be to make such examinations as are necessary to exercise oversight of the Company’s financial reporting, monitor the Company’s system of internal controls, to provide the Company’s Board of Directors with the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Director’s attention.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe. The Audit Committee shall review the adequacy of this Charter on an annual basis.

3.                 MEMBERSHIP

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three (3) members of the Board of Directors, each of whom:

1.     Will be “independent” in accordance with the listing standards of the Nasdaq Stock Market, as amended from time to time;

2.                Will meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities and Exchange Act;

3.                Will not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years;

4.     Will be able to read and understand fundamental financial statements; and

5.                At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive, chief financial officer or other senior officer with financial oversight responsibilities.

4.                 RESPONSIBILITIES

The Audit Committee shall:

            1.      Recommend the appointment of independent auditors to the Board of Directors;

            2.      Approve the fees to be paid to the independent auditors;

            3.      Review the independent auditors’ proposed audit scope and approach;

            4.      Discuss with the independent auditors the financial statements and audit findings, including discussing any significant adjustments, management judgments and accounting estimates, significant new accounting policies, disagreements with management and management’s response, and any other matters described in SAS No. 61, as may be modified or supplemented;

            5.      Review the written disclosures and the letter from the independent auditors required by ISB Standard No. 1, as may be modified or supplemented; discussing with the independent auditors any such disclosed relationships and their impact on the independent auditors’ independence; and recommending that the Board of Directors take appropriate action to oversee the independence of the independent auditors;

            6.      Pre-approve all services provided by the independent auditors and establish procedures for the engagement of the independent auditors to provide permitted non-audit services;

            7.      Review with the independent auditors any problems and disagreements with management encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work, and management’s response to such problems;

            8.      Review the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

            9.      Remove the independent auditors if the circumstances warrant their removal;

          10.      Review with the independent auditors and management the adequacy of the Company’s internal controls, and any significant findings and recommendations with respect to such controls;

          11.      Meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled;

          12.      Meet at least annually in separate executive session with each of the chief financial officer and the independent auditors in separate executive sessions;

          13.      Review the status of compliance with laws, regulations and internal controls and the scope and status of systems designed to promote Company compliance, through receiving reports from management, legal counsel and third parties, as determined by the Audit Committee;

          14.      Meet with management and the independent auditors to review before release the annual audited financial statements and the Company’s disclosures under “Management’s Discussion and Analysis” in the Company’s annual report on Form 10-K;

          15.      Review before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

          16.      Review with management all certifications required under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 prior to the filing of quarterly and annual reports with the Securities and Exchange Commission;

          17.      Review, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

          18.      Review earnings press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;

          19.      Prepare a report of the Audit Committee to be included in the Company’s proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A;

          20.      Perform other oversight functions as requested by the full Board of Directors;

          21.      Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters;

          22.      Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

          23.      If necessary, institute special investigations and, if appropriate, hire legal counsel or experts to assist;

          24.      Establish policies for hiring employees and former employees of the independent auditors;

          25.      Engage independent counsel and other advisers, as necessary to fulfill the responsibilities of the Audit Committee;

          26.      Review and make recommendations to the Board of Directors regarding all related-party transactions required to be disclosed in the Company’s public filings in accordance with Securities and Exchange Commission rules and regulations and any additional transactions, whether or not required to be disclosed between:  (1) officers and the Company or its subsidiaries, (2) the Company and its subsidiaries, (3) directors, (4) one or more officers and one or more directors, and (5) officers; and

          27.      Conduct an annual performance evaluation of the Audit Committee and annually evaluate the adequacy of its charter.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors may delegate to it and will report, at least annually, to the Board of Directors regarding the Audit Committee’s examinations and recommendations.

However, while the Audit Committee has the responsibilities and powers set forth in this Charter, the function of the Audit Committee is oversight. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full time employees of the Company and are not, and do not represent themselves to be, performing the function of auditors or accountants.

5.                 MEETINGS

The Audit Committee will meet at least quarterly prior to the release of the Company’s financial results for that quarter. The Audit Committee may meet in person, telephonically or by any other legally permissible means. The Audit Committee may establish its own schedule and shall provide such schedule to the Board of Directors in advance.

6.                 MINUTES

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

APPROVED: BOARD OF DIRECTORS

DATE: December 18, 2003

APPENDIX B

COMPENSATION
COMMITTEE CHARTER
OF UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

The responsibilities and powers of the Compensation Committee (the “Committee”), as delegated by the Board of Directors of Universal Access Global Holdings Inc., a Delaware corporation (the “Company”), are set forth in this Charter. The Committee relies to a significant extent on information and advice provided by management and independent advisors.

1.                 STATUS

•       The Committee is a committee of the Board of Directors.

2.                 PURPOSE

•       As set forth herein, the Committee shall, among other things, discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s CEO and other executive officers and directors, the administration of  incentive compensation plans and equity-based plans (collectively, the “Plans”) and the production of an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

3.                 MEMBERSHIP

•       The Committee shall consist of at least three (3) members of the Board of Directors, as determined from time to time by the Board. Each member shall be:  (i) a “non-employee director” as that term is defined for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended; (ii) an “outside director” as that term is defined for purposes of Section 162(m) of the Internal Revenue Code, as amended; and (iii) ”independent” as that term is defined by the listing standards of the Nasdaq Stock Market, as amended from time to time, and to the extent such listing standards require members of the Committee to be independent.

•       The Board of Directors shall elect the members of this Committee and may make changes from time to time pursuant to the provisions below. Unless a chair is elected by the Board of Directors, the members of the Committee shall designate a chair by majority vote of the full Committee membership.

•       A Committee member may resign by delivering his or her written resignation to the chairman of the Board of Directors, or may be removed by majority vote of the Board of Directors by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

4.               MEETINGS AND COMMITTEE ACTION

•       The Committee shall meet at least as often as it deems necessary to fulfill its responsibilities. Meetings of the Committee shall be called by the chairman of the Committee upon such notice as is provided in the bylaws of the Company with respect to meetings of the Board of Directors. A majority of the members shall constitute a quorum. Actions of the Committee may be taken at a meeting or in writing without a meeting. Meetings may be held in person, telephonically or by any other legal permissible means. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The actions by the majority may be expressed either by a vote at a meeting or in writing without a meeting. The Committee shall report its minutes from each meeting to the Board of Directors.

•       The chairman of the Committee shall establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, the chairman shall appoint as secretary a person who may, but need not, be a member of the Committee or be eligible for benefits under one or more of the Plans. A certificate of the secretary of the Committee setting forth the names of the members of the Committee or actions taken by the Committee shall be sufficient evidence at all times as to the persons constituting the Committee, or such actions taken.

5.                 DUTIES AND RESPONSIBILITIES

The Committee shall have the following duties and responsibilities:

•       To assist the Board in developing and evaluating potential candidates for executive positions, including the CEO, to oversee the development of executive succession plans and to review and approve corporate goals and objectives relevant to the compensation for the CEO and other executive officers;

•       To evaluate the performance of the CEO and other executive officers in light of the Company’s goals and objectives, set the compensation level of the CEO and other executive officers based on this evaluation, provided, however, that CEO compensation shall be subject to ratification by the independent members of Board of Directors and advise the Board of Directors on the setting of compensation for members of the Company’s management whose compensation is not otherwise set by the Committee;

•       To review and make recommendations concerning the functions of senior officers;

•       To review annually with both the chairman and chief executive officer the job performance of elected corporate officers and other senior executives;

•       To administer the Plans established or maintained by the Company from time to time, make recommendations to the Board of Directors with respect to the amendment, termination or replacement of these Plans and review the financial performance and the operations of the Plans;

•       To review and make recommendations to the Board of Directors regarding director compensation;

•       To administer any director compensation plans; and

•       To prepare an annual performance self-evaluation of the Committee.

6.                 POWERS AND AUTHORITY

Subject to such specific constraints as may be imposed by the Board of Directors, the Board of Directors delegates to the Committee all powers and authority that are necessary or appropriate to fulfill its duties and obligations hereunder, including without limitation:

•       To administer the Plans, including establishing rules it finds necessary or appropriate for implementing or conducting the Plans;

•       To grant or to approve or disapprove participation of individual employees in Plans established and maintained by the Company in accordance with the terms of the Plans;

•       To determine the treatment for financial statement purposes of all awards issued under the Plan and to make any valuation determination regarding awards issued under the Plans;

•       To make all other decisions and determinations required of the Committee by the terms of the Plans or as the Committee considers appropriate for the operation of the Plans and the distribution of benefits thereunder;

•       To retain and terminate any professionals (such as search firms, attorneys and compensation professionals) to assist in the evaluation, design and documentation of CEO, senior executive, or director compensation, including sole authority to approve the professional’s fees and other retention terms; and

•       To establish subcommittees for the purpose of evaluating special or unique matters.

7.                 REPORTING

The Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement.

APPROVED: BOARD OF DIRECTORS

DATE: December 18, 2003

APPENDIX C

NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE CHARTER
OF UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

The responsibilities and powers of the Nominating and Corporate Governance Committee (the “Committee”), as delegated by the Board of Directors of Universal Access Global Holdings Inc., a Delaware corporation (the “Company”), are set forth in this charter. The Committee relies to a significant extent on information and advice provided by management and independent advisors.

1.                 STATUS

•       The Committee is a committee of the Board of Directors.

2.                 PURPOSE

•       As set forth herein, the Committee shall, among other things, discharge the responsibilities of the Board of Directors relating to the appropriate size, functioning and needs of the Board including, but not limited to, recruitment and retention of Board members, committee composition and structure, and corporate governance principles.

3.                 MEMBERSHIP

•       The Committee shall consist of at least three (3) members of the Board of Directors as determined from time to time by the Board. Each member shall be “independent” in accordance with the listing standards of the Nasdaq Stock Market, as amended from time to time, and to the extent that such listing standards require members of the Committee to be “independent.”

•       The Board of Directors shall elect the members of this Committee and may make changes from time to time pursuant to the provisions below. Unless a chair is elected by the Board of Directors, the members of the Committee shall designate a chair by majority vote of the full Committee membership.

•       A Committee member may resign by delivering his or her written resignation to the chairman of the Board of Directors, or may be removed by majority vote of the Board of Directors by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

4.                 MEETINGS AND COMMITTEE ACTION

•       The Committee shall meet at least as often as may be required by the Company’s by-laws, as amended from time to time, and at such times as it deems necessary to fulfill its responsibilities. Meetings of the Committee shall be called by the chairman of the Committee upon such notice as is provided for in the bylaws of the Company with respect to meetings of the Board of Directors. A majority of the members shall constitute a quorum. Actions of the Committee may be taken at a meeting or in writing without a meeting. Meetings may be held in person, telephonically or by any other legally permissible means. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the committee. The Committee shall report its minutes from each meeting to the Board of Directors.

•       The chairman of the Committee shall establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, the chairman shall appoint as secretary a person who may, but need not be, a member of the Committee. A certificate of the secretary of the Committee setting forth the names of the members of the Committee or actions taken by the Committee shall be sufficient evidence at all times as to the persons constituting the Committee, or such actions taken.

5.                 DUTIES AND RESPONSIBILITIES

•       The Committee shall have the following duties and responsibilities:

•       To consider matters of corporate governance, recommend governance matters for the Board and review periodically this charter and the Company’s corporate governance principles;

•       To review and make recommendations to the Board of Directors regarding amendments to the Company’s governing documents;

•       To make recommendations on the structure of Board meetings;

•       To monitor and make recommendations regarding committee functions, contributions and composition;

•       To develop the criteria and qualifications for membership on the Board;

•       To develop programs for the continuing education of all directors and for the orientation of new directors;

•       To determine the slate of director nominees for election to the Board of Directors and to fill vacancies of the Board;

•       To review and make recommendations to the Board of Directors regarding nominations to standing committees of the Board of Directors including this Committee;

•       To establish and periodically review director retirement policies and making recommendations to the Board of Directors, regarding these policies;

•       To review and make recommendations to the Board of Directors regarding the appropriate level of director and officer liability insurance and evaluate the appropriateness of providing indemnity to the Company’s officers, directors or agents on a case-by-case basis, including the appropriateness of advancing fees and expenses;

•       To review periodically, the Company’s code of conduct or code of ethics, as applicable, and evaluate and make recommendations to the Board of Directors regarding requests, if any, for waivers from these codes;

•       To review the outside activities of senior executives;

•       To create a format to review each of the directors, conduct the reviews annually in accordance with the format and distribute the reviews results to all Board members for their review and consideration;

•       To evaluate, on an annual basis, the Committee’s performance; and

•       To make recommendations to the Board on methods for enhancing services to, and improving communications and relations with the Company’s stockholders.

6.                 POWERS AND AUTHORITY

•       Subject to such specific constraints as may be imposed by the Board of Directors or imposed as a result of contractual or other obligations of the Company, the Board of Directors delegates to the

Committee all powers and authority that are necessary or appropriate to fulfill its duties and responsibilities hereunder, including but not limited to:

•       Recruiting, reviewing and nominating candidates for election to the Board of Directors or to fill vacancies on the Board of Directors;

•       Reviewing candidates proposed by stockholders, and conducting appropriate inquiries into the background and qualifications of any such candidates;

•       Reviewing and recommending to the Board of Directors nominations to standing committees of the Board of Directors including the Committee;

•       Engaging independent counsel or other advisers, as necessary to fulfill the responsibilities of the Committee; and

•       Establishing subcommittees for the purpose of evaluating special or unique matters.

7.                 REPORTING

•       The Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement.

APPROVED: BOARD OF DIRECTORS

DATE:  December 18, 2003

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 27, 2004
 10:00 A.M., CENTRAL TIME

SEARS TOWER
233 SOUTH WACKER DRIVE
33rd FLOOR
CHICAGO, IL 60606

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 27, 2004.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ITEMS 1, 2 AND 3.

By signing the proxy, you acknowledge receipt of the proxy statement related to the Annual Meeting, revoke all prior proxies and appoint Brian W. Coderre and Randall R. Lay, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all postponements or adjournments.

SEE REVERSE FOR VOTING INSTRUCTIONS.

COMPANY #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK — EASY — IMMEDIATE

•       Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 26, 2004.

•       Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/uaxs/ — QUICK — EASY — IMMEDIATE

•       Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 26, 2004.

•       Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Universal Access Global Holdings Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.                 Election of directors:

01            Anthony L. Coelho

02            William J. Elsner

03            Randall R. Lay

☐  Vote FOR all nominees (except as marked)

☐  Vote WITHHELD from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2.                 Ratification of our appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2004.

☐  FOR

☐  Against

☐  Abstain

3.                 Approval of an amendment to our 1999 Stock Plan to increase the number of shares of common stock reserved for issuance under the Plan in 2004 from 500,000 to 1,250,000 shares.

☐  FOR

☐  Against

☐  Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box   ☐

Indicate changes below:

Date ______________________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.